SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                FORM N-8A

                       NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF
                    THE INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:               MERRILL LYNCH CORPORATE HIGH YIELD FUND, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

               P.O. Box 9011
               Princeton, New Jersey 08543-9011

Telephone Number (including area code):     (609) 282-2000

Name and Address of Agent for Service of Process:

               Arthur Zeikel
               P.O. Box 9011
               Princeton, New Jersey 08543-9011

               Mailing Address:
               P.O. Box 9011
               Princeton, New Jersey 08543-9011

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    YES     /x/          NO     / /

                               SIGNATURES

Form of signature if the Registrant is an investment company having a board of directors.

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Princeton and State of New Jersey on the 12th day of March, 1998.


Signature:               MERRILL LYNCH COPRORATE HIGH YIELD FUND, INC.


                    By:  /s/ PHILIP L. KIRSTEIN
                         -----------------------------------
                         Philip L. Kirstein, President


Attest:


/s/ ALICE A. PELLEGRINO
---------------------------------
Alice A. Pellegrino, Secretary






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